Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Reports

Third Quarter 2021 Results

SYRACUSE, N.Y. — October 25, 2021 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) reported third quarter 2021 net income of $45.3 million, or $0.83 per fully-diluted share. This compares to $42.8 million of net income, or $0.79 per fully-diluted share for the third quarter of 2020. The $0.04, or 5.1%, increase in earnings per share was primarily attributable to an increase in noninterest revenues, as well as a lower provision for credit losses, offset, in part, by a decrease in net interest income and increases in operating expenses, income taxes, and fully-diluted shares outstanding. Comparatively, the Company recorded $0.88 in fully-diluted earnings per share for the linked second quarter of 2021. Operating diluted earnings per share, which excludes acquisition expenses, unrealized gain/loss on equity securities and litigation expenses, were also $0.83 for the third quarter of 2021, compared to $0.85 in the third quarter of 2020 and $0.88 in the second quarter of 2021.

Third Quarter 2021 Performance Highlights:

❖	Earnings per Share
•	$0.83 per share, up $0.04 per share, or 5.1%, from the third quarter of 2020
❖	Return on Assets
•	1.20%
❖	Return on Equity
•	8.55%
❖	Loan Growth
•	$154.1 million, or 2.2%, during the quarter excluding Paycheck Protection Program (“PPP”) loans
❖	Noninterest Revenues
•	41.0% of total revenues
❖	Total Deposit Funding Costs
•	0.09%
❖	Annualized Loan Net Charge-Offs
•	0.07%

“Community Bank System generated solid earnings results and organic non-PPP loan growth of $154.1 million, or 2.2%, in the third quarter of 2021, as we continued to invest in our business through strategic acquisitions,” said Mark E. Tryniski, President & Chief Executive Officer. “We are encouraged by the positive momentum in our business, including our recent loan growth which came from all five loan segments; business lending, consumer mortgage, consumer indirect, consumer direct and home equity – along with continued asset quality strength, noninterest revenues growth and an improvement in the interest rate environment. Our solid asset quality metrics, as well as an improving economic outlook, resulted in our fourth consecutive quarter of a net benefit in the provision for credit losses. During the third quarter, the Company acquired two financial services businesses, which are expected to contribute meaningful incremental revenues, as well as augment our employee benefit services and insurance services offerings. On October 4, 2021, the Company also announced an agreement to acquire Elmira Savings Bank, a twelve branch banking franchise with total assets of approximately $650 million, which will broaden and deepen our presence in the Southern Tier and Finger Lakes regions of New York and further enhance our ability to serve these markets.”

“Third quarter revenue was driven by a $4.7 million, or 7.8%, increase in noninterest revenues from the year-ago quarter, as increases in deposit and other banking fees and financial services businesses revenues were offset, in part, by lower mortgage banking revenues, while net interest income was down $0.4 million, or 0.4%, between periods, due primarily to lower earning asset yields. Deposit and other banking fees increased $1.3 million, or 8.3%, over the prior year’s third quarter, while the Company’s wealth management and insurance revenues increased $2.1 million, or 13.5%, and employee benefits services revenues increased $4.8 million, or 18.9%. Mortgage banking revenues decreased $3.4 million between the comparable quarters as the Company shifted its strategy from selling secondary market eligible residential mortgages to retaining them for its own portfolio during the fourth quarter of 2020. Total operating expenses, excluding acquisition-related expenses and litigation expenses, increased $7.2 million, or 7.7%, over the third quarter of 2020, driven by the resumption of pre-pandemic business activities and higher salaries and employee benefits costs, including the incremental expenses associated with the acquisition of two previously mentioned financial services businesses during the third quarter of 2021.”

Mr. Tryniski continued, “The Company crested the $15 billion total asset threshold during the third quarter, as the continued inflows of deposits elevated cash and cash equivalents and the Company strategically grew its investment securities. Total deposits increased $384.8 million, or 3.1%, from the end of the second quarter. This resulted in $2.10 billion of the Company’s earning assets remaining in low yielding cash equivalents at the end of the third quarter, despite the Company purchasing $536.9 million of investment securities and generating $154.1 million, or 2.2%, of organic loan growth, excluding PPP loans, during the quarter. The securities purchased carry a weighted-average yield of 1.20% and will contribute to the stabilization of net interest income going forward.”

The Company recorded total revenues of $156.9 million in the third quarter of 2021, an increase of $4.3 million, or 2.8%, over the prior year’s third quarter. The increase in total revenues between the periods was driven by a $4.8 million, or 18.9%, increase in employee benefit services revenues and a $2.1 million, or 13.5%, increase in wealth management and insurance services revenues. These increases were offset, in part, by a $0.4 million, or 0.4%, decrease in net interest income and a $2.2 million decrease in banking-related noninterest revenues, including a $3.4 million decrease in mortgage banking revenues. Comparatively, total revenues were up $5.4 million, or 3.5%, from second quarter 2021 results driven by a $0.5 million, or 0.5%, increase in net interest income, a $1.4 million increase in banking-related noninterest revenues, a $2.4 million, or 8.9%, increase in employee benefit services revenues, and a $1.1 million, or 6.5%, increase in wealth management and insurance services revenues.

The Company recorded net interest income of $92.6 million in the third quarter of 2021, down slightly from the $93.0 million of net interest income recorded in the third quarter of 2020. The $0.4 million, or 0.4%, decrease was driven by a 38 basis point decrease in net interest margin, partially offset by a $1.57 billion, or 13.2%, increase in average earning assets due to large net inflows of government stimulus-related deposits. The tax equivalent net interest margin decreased from 3.12% in the third quarter of 2020 to 2.74% in the third quarter of 2021 as the composition of earning assets changed significantly, with large net inflows of customer deposits being largely deployed into lower yielding cash equivalents and investment securities, resulting in a significant decrease in the Company’s earning asset yield. The tax equivalent average yield on earning assets in the third quarter of 2021 of 2.83% was 45 basis points lower than the tax equivalent average yield on earning assets of 3.28% in the third quarter of 2020. Comparatively, the Company’s net interest income of $92.1 million during the second quarter of 2021 was $0.5 million lower than third quarter 2021 results, while the tax equivalent net interest margin of 2.79% was five basis points higher.

Interest income and fees on loans decreased $3.8 million, or 4.8%, from $79.6 million in the third quarter of 2020 to $75.8 million in the third quarter of 2021. Between the comparable periods, average total loans outstanding decreased $240.2 million, or 3.2%, while the average tax equivalent yield on loans decreased eight basis points, from 4.23% in the third quarter of 2020 to 4.15% in the third quarter of 2021. During the third quarter, the Company recorded $4.3 million of PPP-related interest income, including the accelerated recognition of $3.7 million of deferred loan fees, a result of 1,185 borrowers representing $119.4 million in PPP loan balances being granted forgiveness on their loans by the U.S. Small Business Administration (“SBA”). Comparatively, the Company recorded $75.9 million of interest income and fees on loans during the second quarter of 2021, including $3.9 million of PPP-related interest income, corresponding to an average tax equivalent yield on loans of 4.16%.

Interest income on investments increased $2.0 million, or 11.2%, between the third quarters of 2020 and 2021. This included a $1.5 million increase in interest income on the investment securities portfolio and a $0.5 million increase in interest income on cash equivalents. The tax-equivalent average yield on investments, including cash equivalents, decreased from 1.67% in the third quarter of 2020 to 1.30% in the third quarter of 2021, reflective of lower market interest rates and a significant change in the proportion of investment securities and cash equivalents. The average book value of the investments securities portfolio increased $1.04 billion, or 32.9%, between the periods, while the average balance of cash equivalents increased $777.0 million from $1.30 billion in the third quarter of 2020 to $2.08 billion in the third quarter of 2021. The average tax equivalent yield on the investment securities portfolio decreased 44 basis points from 2.31% in the third quarter of 2020 to 1.87% in the third quarter of 2021, while the average yield on cash equivalents increased five basis points from 0.10% during the third quarter of 2020 to 0.15% during the third quarter of 2021.

Interest expense decreased $1.5 million, or 32.5%, from $4.5 million in the third quarter of 2020 to $3.0 million in the third quarter of 2021. Although average interest-bearing liabilities increased $987.1 million, or 12.5%, in the low interest rate environment, the Company was able to lower its cost of interest-bearing liabilities nine basis points from 0.23% in the third quarter of 2020 to 0.14% in the third quarter of 2021, which resulted in a net decrease in interest expense. The Company’s average cost of deposits was 0.09% in the third quarter of 2021 as compared to 0.13% during the third quarter of 2020. The redemption of $75.0 million of floating rate junior subordinated debt carrying a floating rate of 3-month LIBOR plus 1.65% in the first quarter of 2021 and $10.4 million of acquired subordinated notes payable with a fixed rate of 6.375% in the fourth quarter of 2020 also contributed to the decline in the overall cost of funds.

During the third quarter of 2021, the Company recorded a net benefit in the provision for credit losses of $0.9 million. This compares to a $1.9 million provision for credit losses recorded in the prior year third quarter. The Company recorded net loan charge-offs of $1.4 million, or an annualized 0.07% of average loans outstanding, during the third quarter of 2021. This compares to net charge-offs of $1.3 million, or 0.07% annualized, recorded during the third quarter of 2020. At the end of the third quarter of 2020, unemployment was high and economic forecasts reflected continued weakness due to the state of the COVID-19 pandemic. Conversely, during the third quarter of 2021 economic forecasts remained comparatively favorable given the state of the post-vaccine economic recovery, which, in combination with elevated real estate and vehicle collateral values, drove down expected life of loan losses. On a September 2021 year-to-date basis, the Company has recorded net charge-offs of $1.1 million, or 0.02% annualized.

Employee benefit services revenues for the third quarter of 2021 were $29.9 million, up $4.8 million, or 18.9%, in comparison to third quarter 2020. The improvement in revenues was driven by increases in employee benefit trust and custodial fees, as well as incremental revenues from the acquisition of Fringe Benefits Design of Minnesota, Inc. (“FBD”) during the quarter. Wealth management revenues for the third quarter of 2021 were $8.3 million, up from $6.9 million in the third quarter of 2020. The $1.4 million, or 20.8%, increase in wealth management revenues was primarily driven by increases in investment management and trust services revenues. The Company recorded insurance services revenues of $9.2 million in the third quarter of 2021, which represents a $0.6 million, or 7.6%, increase over the prior year’s third quarter. This increase was driven by both organic factors, as well as the third quarter acquisition of a Boston-based specialty-lines insurance practice. Banking noninterest revenues decreased $2.2 million, or 11.5%, from $19.1 million in the third quarter of 2020 to $16.9 million in the third quarter of 2021. This was driven by a $3.5 million decrease in mortgage banking income, offset, in part, by a $1.3 million, or 8.3%, increase in deposit service and other banking fees. Comparatively, the Company recorded $27.5 million of employee benefit services revenues, $8.2 million of wealth management revenues and $8.2 million of insurance services revenues during the second quarter of 2021, which combined were $3.5 million below the financial services revenues generated in the third quarter of 2021. Second quarter 2021 banking noninterest revenues were $15.5 million, $1.4 million, or 8.6%, lower than third quarter 2021 banking noninterest revenues.

The Company recorded $100.4 million in total operating expenses in the third quarter of 2021, as compared to $97.0 million of total operating expenses in the third quarter of 2020. The $3.4 million, or 3.6%, increase in operating expenses was attributable to a $5.6 million, or 9.8%, increase in salaries and employee benefits, a $0.9 million, or 7.2%, increase in data processing and communications expenses, a $0.9 million, or 8.7%, increase in other expenses, and a $0.1 million, or 3.4%, increase in the amortization of intangible assets, offset, in part, by a $0.3 million, or 2.6%, decrease in occupancy and equipment expenses, a $0.7 million decrease in acquisition-related expenses and a $3.1 million decrease in litigation expenses. Operating expenses, exclusive of litigation and acquisition-related expenses, increased $7.2 million, or 7.7%, between the comparable quarters. The increase in salaries and benefits expense was driven by increases in merit and incentive-related employee wages, higher payroll taxes, including increases in state-related unemployment taxes, higher employee benefit-related expenses and staffing increases due to recent acquisitions. Other expenses were up due to the general increase in the level of business activities, including increases in professional fees and travel-related expenses. The increase in data processing and communications expenses was due to the Company’s implementation of new customer-facing digital technologies and back office systems between the comparable periods. The decrease in occupancy and equipment expense was largely driven by branch consolidation activities between the periods. In comparison, the Company recorded $93.5 million of total operating expenses in the second quarter of 2021. The $6.9 million, or 7.4%, increase in operating expenses between the linked second and third quarters was largely driven by increases in merit and incentive-related employee wages, higher employee benefit-related expenses, an additional day of payroll in the third quarter as compared to the second quarter and staffing increases due to the recent acquisition of the previously mentioned financial services businesses.

The effective tax rate for the third quarter of 2021 was 21.1%, up from 20.3% in the third quarter of 2020. The increase in the effective tax rate was primarily attributable to an increase in certain state income tax rates that were enacted in the second quarter of 2021.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” and “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, acquisition-related provision for credit losses, litigation accrual expenses, the unrealized gain (loss) on equity securities and gain on debt extinguishment. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, litigation accrual expenses, unrealized gain (loss) on equity securities and gain on debt extinguishment from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.87 in the third quarter of 2021, compared to $0.88 in the third quarter of 2020 and $0.91 in the second quarter of 2021. Adjusted pre-tax, pre-provision net revenue per share was $1.04 in the third quarter of 2021, compared to $1.10 in the third quarter of 2020 and $1.06 in the second quarter of 2021.

Financial Position

The Company’s total assets increased to $15.33 billion at September 30, 2021, representing a $1.49 billion, or 10.7%, increase from one year prior and a $529.8 million, or 3.6%, increase from June 30, 2021. The substantial increase in the Company’s total assets during the prior twelve-month period was primarily due to large inflows of government stimulus-related deposit funding. Similarly, average earning assets increased substantially from $11.96 billion in the third quarter of 2020 to $13.53 billion in the third quarter of 2021, representing a $1.57 billion, or 13.2%, increase. This included a $777.0 million, or 59.7%, increase in average cash equivalent balances, a $1.04 billion, or 32.9%, increase in average book value of investment securities, offset, in part by a $240.2 million, or 3.2%, decrease in average loan balances, primarily attributable to PPP loan forgiveness between the comparable periods. Average deposit balances increased $1.57 billion, or 14.4%, between the third quarter of 2020 and the third quarter of 2021.

On a linked quarter basis, average earning assets increased $158.8 million, or 1.2%, due to continued net inflows of deposits. Average deposit balances increased $202.8 million, or 1.6%, compared to the second quarter of 2021. The average book value of investment securities increased $228.1 million, or 5.8%, due to the Company’s securities purchase activities. Average cash equivalents increased $3.2 million, or 0.2%. Average loan balances decreased $72.6 million, or 1.0%, driven largely by PPP forgiveness as well as a decrease in organic business lending. Average loan balances increased across all four consumer loan categories, including consumer mortgages, consumer indirect, consumer direct and home equity loans.

Ending loans at September 30, 2021 were $7.28 billion, $38.4 million, or 0.5%, higher than the second quarter 2021 ending loans of $7.24 billion and $176.1 million, or 2.4%, lower than one year prior. The decrease in ending loans year-over-year was driven by decreases in business lending, due primarily to decreases in PPP loans, consumer direct loans and home equity loans, offset, in part, by increases in consumer mortgage and consumer indirect loans. The increase in loans outstanding on a linked quarter basis was driven by a $62.5 million, or 2.6%, increase in consumer mortgages, a $58.9 million, or 5.3% increase in consumer indirect loans, a $7.1 million, or 4.8%, increase in consumer direct loans and a $4.3 million, or 1.1%, increase in home equity loans, offset, in part, by a $94.3 million, or 3.0%, decrease in business lending, driven by PPP loan forgiveness.

The Company participated in both rounds of the 2020 Coronavirus Aid, Relief, and Security Act’s (“CARES Act”) PPP, a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the SBA, now known as first draw loans. In addition, the Company participated in the 2021 Consolidated Appropriations Act’s (“CAA”) PPP loan program, now known as second draw loans. As of September 30, 2021, the Company’s business lending portfolio included 45 first draw PPP loans with a total balance of $14.4 million and 1,341 second draw PPP loans with a total balance of $151.0 million. This compares to 317 first draw PPP loans with a total balance of $72.5 million and 2,254 second draw PPP loans with a total balance of $212.3 million at June 30, 2021. Under the PPP, the SBA may forgive all or a portion of the loan amount if the borrower meets certain conditions. The Company expects to recognize the majority of its remaining first draw net deferred PPP fees totaling $0.1 million through interest income during the fourth quarter of 2021 and the majority of its second draw net deferred PPP fees totaling $6.2 million over the next few quarters.

The Company’s liquidity position remains strong. The Company’s banking subsidiary, Community Bank, N.A. (the “Bank”), maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and low cost interest-bearing checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At September 30, 2021, the Company’s readily available sources of liquidity totaled $6.18 billion, including cash and cash equivalents balances, net of float, of $2.22 billion. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities, which totaled $4.34 billion at September 30, 2021, $2.05 billion of which was unpledged as collateral. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at September 30, 2021 was $1.66 billion and it had access to $248.9 million of funding availability at the Federal Reserve Bank’s discount window.

Although there remains some uncertainty around the duration of the economic impact of the COVID-19 pandemic, the Company’s management believes that its financial position remains strong. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $2.07 billion at September 30, 2021 was $28.7 million, or 1.4%, lower than one year ago despite strong earnings retention because of a $154.1 million decline in the after-tax market value adjustment on the Company’s available-for-sale investment securities portfolio due to higher market interest rates, but was up $8.8 million, or 0.4%, from the end of the second quarter of 2021. The increase in shareholders’ equity during the third quarter was largely driven by a $22.2 million increase in retained earnings, partially offset by a $16.2 million decrease in the after-tax market value adjustment on the Company’s available-for-sale investment securities.

At September 30, 2021, all of the Company’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure used to evaluate a financial institution’s capital strength, was 9.22% at September 30, 2021, which represents almost two times the regulatory well-capitalized standard of 5.0%. The Company’s net tangible equity to net tangible assets ratio (non-GAAP) was 8.59% at September 30, 2021, down from 9.92% a year earlier and 9.02% from the end of the second quarter of 2021. The decrease in the net tangible equity to net tangible assets ratio from one year prior was primarily driven by a $47.6 million, or 3.7%, decrease in tangible equity and a $1.47 billion, or 11.2%, increase in tangible assets due to the aforementioned stimulus-related funding inflows. The decrease in the net tangible equity to net tangible assets ratio from the second quarter of 2021 was driven by a $16.9 million decrease in tangible equity and a $504.1 million increase in tangible assets. The decline in tangible equity over both timeframes was attributable to the aforementioned drop in the after-tax market value adjustments on the Company’s available-for-sale investment securities, due to increases in market interest rates.

As previously announced, the Company’s Board of Directors approved in December 2020 a stock repurchase program authorizing the repurchase of up to 2.68 million shares of the Company’s common stock during a twelve-month period starting January 1, 2021. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable regulatory and legal requirements. There were no shares repurchased pursuant to the 2021 stock repurchase program in the third quarter of 2021.

Allowance for Credit Losses and Asset Quality

At September 30, 2021, the Company’s Allowance for Credit Losses totaled $49.5 million, or 0.68%, of total loans outstanding. This compares to $51.8 million, or 0.71%, at the end of the second quarter of 2021 and $65.0 million, or 0.87%, at September 30, 2020. Reflective of an improving economic outlook, low levels of net charge-offs and a $1.0 million decrease in specific reserves on impaired loans, the Company recorded a $0.9 million net benefit in the provision for credit losses during the third quarter of 2021.

At September 30, 2021, nonperforming (90 or more days past due and non-accruing) loans were $67.8 million, or 0.93%, of total loans outstanding. This compares to $70.2 million, or 0.97%, of total loans outstanding at the end of the second quarter of 2021 and $32.2 million, or 0.43%, of total loans outstanding one year earlier. The increase in nonperforming loans over the prior year’s third quarter was driven by the Company’s decision to reclassify loans under extended pandemic-related forbearance to nonperforming status. More specifically, during the fourth quarter of 2020, several commercial borrowers, which primarily operate in the hospitality, travel and entertainment industries, requested extended loan repayment forbearance due to the continued pandemic-related financial hardship they were experiencing. Although the Company’s management granted these forbearance requests, it also reclassified the majority of these loan relationships from accruing to nonaccrual status, unless the borrower clearly demonstrated current repayment capacity or sufficient cash reserves to service their pre-forbearance payment obligations. The allowance for credit losses at September 30, 2021 included $1.8 million of specific reserves for nonperforming loans.

Total delinquent loans, which includes nonperforming loans and loans 30 or more days delinquent, to total loans outstanding were 1.28% at the end of the third quarter of 2021. This compares to 0.79% at the end of the third quarter of 2020 and 1.22% at the end of the second quarter of 2021, with the increase driven by the previously mentioned reclassification of certain business loans in pandemic-related forbearance to nonaccrual status. Loans 30 to 89 days delinquent (categorized by the Company as delinquent but performing) were 0.35% of total loans outstanding at September 30, 2021, up from 0.25% at the end of the second quarter, but down from 0.36% one year earlier. The Company recorded net charge-offs of $1.4 million, or 0.07% of average loans (annualized), in the third quarter of 2021. This compares to net charge-offs of $1.3 million, or 0.07% of average loans (annualized), in the third quarter of 2020 and net recoveries of $0.6 million, or 0.03% of average loans (annualized), in the second quarter of 2021. On a year-to-date basis, the Company recorded net charge-offs of $1.1 million, or 0.02% of average loans (annualized). The Company believes its below normal level of credit-related losses has been partially attributable to the extraordinary Federal and State Government financial assistance provided to consumers throughout the pandemic, as well as the funding support of business customers who participated in PPP lending.

Dividend Increase

During the third quarter of 2021, the Company declared a quarterly cash dividend of $0.43 per share on its common stock, up 2.4% from the $0.42 dividend declared in the third quarter of 2020, representing an annualized yield of 2.34% based upon the $73.57 closing price of the Company’s stock on October 22, 2021. The $0.01 increase in the quarterly dividend declared in the third quarter of 2021 marked the Company’s 29th consecutive year of dividend increases. “We are proud of this achievement and believe the Company’s business model, earnings generation and strong capital resources not only support this increase, but also allow us to maintain significant flexibility to pursue future growth opportunities,” said Mark E. Tryniski, President and Chief Executive Officer.

Elmira Savings Bank

On October 4, 2021, the Company announced that it had entered into an agreement to acquire Elmira Savings Bank, a twelve branch banking franchise headquartered in Elmira, New York, for $82.8 million in cash. The acquisition will enhance the Company’s presence in five counties in New York’s Southern Tier and Finger Lakes regions. Elmira Savings Bank had total assets of $648.7 million, total deposits of $551.2 million and net loans of $465.3 million at June 30, 2021. The Company expects to complete the acquisition in the first quarter of 2022, subject to customary closing conditions, including approval by the shareholders of Elmira Savings Bank and required regulatory approvals.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, October 25, 2021, to discuss third quarter 2021 results. The conference call can be accessed at 877-317-6789 (1-412-317-6789 if outside United States and Canada). Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/42987.

This earnings release, including supporting financial tables and presentation slides, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Us

Community Bank System, Inc. operates more than 215 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $15.3 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects on housing prices, unemployment rates, inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect on stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on CBU’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Earnings
Loan income	$75,825	$79,646	$231,446	$236,931
Investment income	19,841	17,844	57,245	54,746
Total interest income	95,666	97,490	288,691	291,677
Interest expense	3,055	4,525	10,021	16,707
Net interest income	92,611	92,965	278,670	274,970
Acquisition-related provision for credit losses	0	0	0	3,201
Provision for credit losses	(944)	1,945	(11,001)	14,112
Net interest income after provision for credit losses	93,555	91,020	289,671	257,657
Deposit service and other banking fees	16,438	15,184	46,588	45,296
Mortgage banking	460	3,908	1,479	6,199
Wealth management and insurance services	17,498	15,420	50,286	45,161
Employee benefit services	29,923	25,159	83,933	74,593
Unrealized (loss) gain on equity securities	(10)	(12)	14	(30)
Total noninterest revenues	64,309	59,659	182,300	171,219
Salaries and employee benefits	62,883	57,280	178,407	170,252
Data processing and communications	12,966	12,096	38,123	33,342
Occupancy and equipment	9,867	10,134	31,437	30,627
Amortization of intangible assets	3,703	3,581	10,300	10,772
Litigation accrual	(100)	2,950	(100)	2,950
Acquisition expenses	102	796	133	4,537
Other	11,015	10,129	28,925	29,052
Total operating expenses	100,436	96,966	287,225	281,532
Income before income taxes	57,428	53,713	184,746	147,344
Income taxes	12,092	10,904	38,616	29,153
Net income	$45,336	$42,809	$146,130	$118,191
Basic earnings per share	$0.84	$0.80	$2.70	$2.23
Diluted earnings per share	$0.83	$0.79	$2.68	$2.22

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021			2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$75,825	$75,907	$79,714	$77,848	$79,646
Investment income	19,841	19,453	17,951	19,753	17,844
Total interest income	95,666	95,360	97,665	97,601	97,490
Interest expense	3,055	3,255	3,711	4,168	4,525
Net interest income	92,611	92,105	93,954	93,433	92,965
Acquisition-related provision for credit losses	0	0	0	(140)	0
Provision for credit losses	(944)	(4,338)	(5,719)	(2,961)	1,945
Net interest income after provision for credit losses	93,555	96,443	99,673	96,534	91,020
Deposit service and other banking fees	16,438	15,216	14,934	15,827	15,184
Mortgage banking	460	331	688	(898)	3,908
Wealth management and insurance services	17,498	16,436	16,352	15,090	15,420
Employee benefit services	29,923	27,477	26,533	26,736	25,159
Unrealized (loss) gain on equity securities	(10)	0	24	24	(12)
Gain on debt extinguishment	0	0	0	421	0
Total noninterest revenues	64,309	59,460	58,531	57,200	59,659
Salaries and employee benefits	62,883	57,892	57,632	58,132	57,280
Data processing and communications	12,966	12,766	12,391	12,413	12,096
Occupancy and equipment	9,867	10,270	11,300	10,105	10,134
Amortization of intangible assets	3,703	3,246	3,351	3,525	3,581
Litigation accrual	(100)	0	0	0	2,950
Acquisition expenses	102	4	27	396	796
Other	11,015	9,365	8,545	10,431	10,129
Total operating expenses	100,436	93,543	93,246	95,002	96,966
Income before income taxes	57,428	62,360	64,958	58,732	53,713
Income taxes	12,092	14,416	12,108	12,247	10,904
Net income	$45,336	$47,944	$52,850	$46,485	$42,809
Basic earnings per share	$0.84	$0.89	$0.98	$0.86	$0.80
Diluted earnings per share	$0.83	$0.88	$0.97	$0.86	$0.79
Profitability
Return on assets	1.20%	1.31%	1.51%	1.33%	1.26%
Return on equity	8.55%	9.61%	10.37%	8.82%	8.13%
Return on tangible equity(2)	14.00%	15.96%	16.93%	14.29%	13.22%
Noninterest revenues/operating revenues (FTE)(1)	41.0%	39.3%	38.4%	37.9%	39.2%
Efficiency ratio	61.7%	59.7%	59.0%	60.8%	58.9%
Components of Net Interest Margin (FTE)
Loan yield	4.15%	4.16%	4.40%	4.17%	4.23%
Cash equivalents yield	0.15%	0.11%	0.10%	0.10%	0.10%
Investment yield	1.87%	1.99%	2.02%	2.13%	2.31%
Earning asset yield	2.83%	2.89%	3.15%	3.18%	3.28%
Interest-bearing deposit rate	0.13%	0.14%	0.16%	0.17%	0.19%
Borrowing rate	0.39%	0.45%	0.71%	0.86%	1.19%
Cost of all interest-bearing funds	0.14%	0.15%	0.18%	0.20%	0.23%
Cost of funds (includes DDA)	0.10%	0.10%	0.13%	0.14%	0.16%
Net interest margin (FTE)	2.74%	2.79%	3.03%	3.05%	3.12%
Fully tax-equivalent adjustment	$805	$864	$903	$929	$963

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021			2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$7,268,659	$7,341,226	$7,358,848	$7,450,513	$7,508,895
Cash equivalents	2,077,996	2,074,757	1,666,715	1,079,236	1,300,981
Taxable investment securities	3,800,978	3,547,646	3,239,019	3,340,544	2,686,120
Nontaxable investment securities	384,053	409,244	427,687	444,417	461,963
Total interest-earning assets	13,531,686	13,372,873	12,692,269	12,314,710	11,957,959
Total assets	15,027,478	14,720,084	14,157,685	13,884,979	13,543,460
Interest-bearing deposits	8,662,387	8,581,629	8,061,489	7,853,764	7,621,206
Borrowings	237,114	256,985	344,810	359,102	291,241
Total interest-bearing liabilities	8,899,501	8,838,614	8,406,299	8,212,866	7,912,447
Noninterest-bearing deposits	3,841,646	3,719,592	3,491,581	3,356,156	3,312,841
Shareholders' equity	2,104,164	2,001,731	2,066,792	2,097,766	2,095,211
Balance Sheet Data
Cash and cash equivalents	$2,322,661	$2,205,926	$2,151,347	$1,645,805	$1,836,521
Investment securities	4,403,398	4,057,662	3,836,497	3,595,347	3,270,063
Loans:
Business lending	3,092,177	3,186,487	3,391,786	3,440,077	3,433,565
Consumer mortgage	2,470,974	2,408,499	2,409,373	2,401,499	2,410,249
Consumer indirect	1,168,378	1,109,504	1,029,335	1,021,885	1,039,925
Home equity	395,451	391,117	395,408	399,834	413,265
Consumer direct	155,602	148,540	142,425	152,657	161,639
Total loans	7,282,582	7,244,147	7,368,327	7,415,952	7,458,643
Allowance for credit losses	49,499	51,750	55,069	60,869	64,962
Intangible assets, net	868,104	842,672	843,045	846,648	850,214
Other assets	503,852	502,630	476,034	488,211	494,846
Total assets	15,331,098	14,801,287	14,620,181	13,931,094	13,845,325
Deposits:
Noninterest-bearing	3,864,951	3,729,355	3,710,292	3,361,768	3,326,517
Non-maturity interest-bearing	7,898,876	7,632,274	7,532,578	6,929,435	6,830,893
Time	959,994	977,396	961,367	933,771	963,180
Total deposits	12,723,821	12,339,025	12,204,237	11,224,974	11,120,590
Borrowings	319,675	197,823	263,726	290,666	288,448
Subordinated notes payable	3,283	3,290	3,297	3,303	13,735
Subordinated debt held by unconsolidated subsidiary trusts	0	0	0	77,320	77,320
Accrued interest and other liabilities	214,385	200,049	177,524	230,724	246,572
Total liabilities	13,261,164	12,740,187	12,648,784	11,826,987	11,746,665
Shareholders' equity	2,069,934	2,061,100	1,971,397	2,104,107	2,098,660
Total liabilities and shareholders' equity	15,331,098	14,801,287	14,620,181	13,931,094	13,845,325
Capital
Tier 1 leverage ratio	9.22%	9.36%	9.63%	10.16%	10.21%
Tangible equity/net tangible assets(2)	8.59%	9.02%	8.48%	9.92%	9.92%
Diluted weighted average common shares O/S	54,541	54,613	54,417	54,194	54,159
Period end common shares outstanding	53,926	53,919	53,875	53,593	53,538
Cash dividends declared per common share	$0.43	$0.42	$0.42	$0.42	$0.42
Book value	$38.38	$38.23	$36.59	$39.26	$39.20
Tangible book value(2)	$23.10	$23.41	$21.76	$24.29	$24.15
Common stock price (end of period)	$68.42	$75.65	$76.72	$62.31	$54.46

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021			2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$65,967	$68,476	$73,310	$72,929	$28,756
Accruing loans 90+ days delinquent	1,874	1,722	2,152	3,922	3,487
Total nonperforming loans	67,841	70,198	75,462	76,851	32,243
Other real estate owned (OREO)	891	879	824	883	1,209
Total nonperforming assets	68,732	71,077	76,286	77,734	33,452
Net charge-offs	1,350	(592)	381	1,258	1,257
Allowance for credit losses/loans outstanding	0.68%	0.71%	0.75%	0.82%	0.87%
Nonperforming loans/loans outstanding	0.93%	0.97%	1.02%	1.04%	0.43%
Allowance for credit losses/nonperforming loans	73%	74%	73%	79%	201%
Net charge-offs/average loans	0.07%	(0.03)%	0.02%	0.07%	0.07%
Delinquent loans/ending loans	1.28%	1.22%	1.29%	1.50%	0.79%
Provision for credit losses/net charge-offs	(70)%	733%	(1,503)%	(246)%	155%
Nonperforming assets/total assets	0.45%	0.48%	0.52%	0.56%	0.24%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$45,336	$47,944	$52,850	$46,485	$42,809
Income taxes	12,092	14,416	12,108	12,247	10,904
Income before income taxes	57,428	62,360	64,958	58,732	53,713
Provision for credit losses	(944)	(4,338)	(5,719)	(3,101)	1,945
Pre-tax, pre-provision net revenue (non-GAAP)	56,484	58,022	59,239	55,631	55,658
Acquisition expenses	102	4	27	396	796
Unrealized loss (gain) on equity securities	10	0	(24)	(24)	12
Litigation accrual	(100)	0	0	0	2,950
Gain on debt extinguishment	0	0	0	(421)	0
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$56,496	$58,026	$59,242	$55,582	$59,416

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.83	$0.88	$0.97	$0.86	$0.79
Income taxes	0.22	0.26	0.22	0.22	0.20
Income before income taxes	1.05	1.14	1.19	1.08	0.99
Provision for credit losses	(0.01)	(0.08)	(0.10)	(0.04)	0.04
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.04	1.06	1.09	1.04	1.03
Acquisition expenses	0.00	0.00	0.00	0.00	0.02
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Litigation accrual	0.00	0.00	0.00	0.00	0.05
Gain on debt extinguishment	0.00	0.00	0.00	(0.01)	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.04	$1.06	$1.09	$1.03	$1.10

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021			2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$45,336	$47,944	$52,850	$46,485	$42,809
Acquisition expenses	102	4	27	396	796
Tax effect of acquisition expenses	(21)	(1)	(5)	(83)	(162)
Subtotal (non-GAAP)	45,417	47,947	52,872	46,798	43,443
Acquisition-related provision for credit losses	0	0	0	(140)	0
Tax effect of acquisition-related provision for credit losses	0	0	0	29	0
Subtotal (non-GAAP)	45,417	47,947	52,872	46,687	43,443
Unrealized loss (gain) on equity securities	10	0	(24)	(24)	12
Tax effect of unrealized loss (gain) on equity securities	(2)	0	4	5	(2)
Subtotal (non-GAAP)	45,425	47,947	52,852	46,668	43,453
Litigation accrual	(100)	0	0	0	2,950
Tax effect of litigation accrual	21	0	0	0	(599)
Subtotal (non-GAAP)	45,346	47,947	52,852	46,668	45,804
Gain on debt extinguishment	0	0	0	(421)	0
Tax effect of gain on debt extinguishment	0	0	0	88	0
Operating net income (non-GAAP)	45,346	47,947	52,852	46,335	45,804
Amortization of intangibles	3,703	3,246	3,351	3,525	3,581
Tax effect of amortization of intangibles	(780)	(750)	(625)	(735)	(727)
Subtotal (non-GAAP)	48,269	50,443	55,578	49,125	48,658
Acquired non-impaired loan accretion	(906)	(1,169)	(1,102)	(1,335)	(1,326)
Tax effect of acquired non-impaired loan accretion	191	270	205	278	269
Adjusted net income (non-GAAP)	$47,554	$49,544	$54,681	$48,068	$47,601

Return on average assets
Adjusted net income (non-GAAP)	$47,554	$49,544	$54,681	$48,068	$47,601
Average total assets	15,027,478	14,720,084	14,157,685	13,884,979	13,543,460
Adjusted return on average assets (non-GAAP)	1.26%	1.35%	1.57%	1.38%	1.40%

Return on average equity
Adjusted net income (non-GAAP)	$47,554	$49,544	$54,681	$48,068	$47,601
Average total equity	2,104,164	2,001,731	2,066,792	2,097,766	2,095,211
Adjusted return on average equity (non-GAAP)	8.97%	9.93%	10.73%	9.12%	9.04%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021			2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.83	$0.88	$0.97	$0.86	$0.79
Acquisition expenses	0.00	0.00	0.00	0.00	0.02
Tax effect of acquisition expenses	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.83	0.88	0.97	0.86	0.81
Acquisition-related provision for credit losses	0.00	0.00	0.00	0.00	0.00
Tax effect of acquisition-related provision for credit losses	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.83	0.88	0.97	0.86	0.81
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.83	0.88	0.97	0.86	0.81
Litigation accrual	0.00	0.00	0.00	0.00	0.05
Tax effect of litigation accrual	0.00	0.00	0.00	0.00	(0.01)
Subtotal (non-GAAP)	0.83	0.88	0.97	0.86	0.85
Gain on debt extinguishment	0.00	0.00	0.00	(0.01)	0.00
Tax effect of gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.83	0.88	0.97	0.85	0.85
Amortization of intangibles	0.07	0.06	0.06	0.07	0.07
Tax effect of amortization of intangibles	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Subtotal (non-GAAP)	0.89	0.93	1.02	0.91	0.91
Acquired non-impaired loan accretion	(0.02)	(0.02)	(0.02)	(0.03)	(0.03)
Tax effect of acquired non-impaired loan accretion	0.00	0.00	0.00	0.01	0.00
Diluted adjusted net earnings per share (non-GAAP)	$0.87	$0.91	$1.00	$0.89	$0.88

Noninterest operating expenses
Noninterest expenses (GAAP)	$100,436	$93,543	$93,246	$95,002	$96,966
Amortization of intangibles	(3,703)	(3,246)	(3,351)	(3,525)	(3,581)
Acquisition expenses	(102)	(4)	(27)	(396)	(796)
Litigation accrual	100	0	0	0	(2,950)
Total adjusted noninterest expenses (non-GAAP)	$96,731	$90,293	$89,868	$91,081	$89,639

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$96,731	$90,293	$89,868	$91,081	$89,639
Tax-equivalent net interest income	93,416	92,969	94,857	94,362	93,928
Noninterest revenues	64,309	59,460	58,531	57,200	59,659
Acquired non-impaired loan accretion	(906)	(1,169)	(1,102)	(1,335)	(1,326)
Unrealized loss (gain) on equity securities	10	0	(24)	(24)	12
Gain on debt extinguishment	0	0	0	(421)	0
Operating revenues (non-GAAP) - denominator	156,829	151,260	152,262	149,782	152,273
Efficiency ratio (non-GAAP)	61.7%	59.7%	59.0%	60.8%	58.9%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021			2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$15,331,098	$14,801,287	$14,620,181	$13,931,094	$13,845,325
Intangible assets	(868,104)	(842,672)	(843,045)	(846,648)	(850,214)
Deferred taxes on intangible assets	43,768	44,072	44,105	44,370	44,733
Total tangible assets (non-GAAP)	$14,506,762	$14,002,687	$13,821,241	$13,128,816	$13,039,844

Total common equity
Shareholders' equity (GAAP)	$2,069,934	$2,061,100	$1,971,397	$2,104,107	$2,098,660
Intangible assets	(868,104)	(842,672)	(843,045)	(846,648)	(850,214)
Deferred taxes on intangible assets	43,768	44,072	44,105	44,370	44,733
Total tangible common equity (non-GAAP)	$1,245,598	$1,262,500	$1,172,457	$1,301,829	$1,293,179

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,245,598	$1,262,500	$1,172,457	$1,301,829	$1,293,179
Total tangible assets (non-GAAP) - denominator	14,506,762	14,002,687	13,821,241	13,128,816	13,039,844
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	8.59%	9.02%	8.48%	9.92%	9.92%

(1) Excludes unrealized gain and loss on equity securities and gain on debt extinguishment.
(2) Includes deferred tax liabilities related to certain intangible assets.

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